NEWS FOR IMMEDIATE RELEASE                             JUNE 23, 2000

                        PREMIER FINANCIAL BANCORP, INC.
                          ANNOUNCES MANAGEMENT CHANGE

     PREMIER FINANCIAL BANCORP, INC., GEORGETOWN, KENTUCKY (NASDAQ/NMS-PFBI), announced that the Board of Directors has appointed Gardner E. Daniel, currently a Director, as President and Chief Executive Officer. Mr. Daniel has over 35 years banking experience including positions at Huntington Bank in Columbus, Ohio and First National Bank Louisville now a part of National City Bank.
     The Board also appointed Edsel R. Burns to the Board of Directors. Mr. Burns, a CPA, has twenty years banking experience and previously served as Chief Financial Officer of both Key Centurion Bancshares and Bank One West Virginia. He is currently Chief Financial Officer of EZ Net, Inc., a Huntington, West Virginia based internet service provider.
     J. Howell Kelly resigned as President and Director.
     Benjamin T. Pugh resigned as a Director.
     Jeanne D. Hubbard resigned as a Director.
     The Board of Directors also announced that it voted to eliminate the common stock dividend for the second and third quarter of 2000.
     Premier Financial Bancorp, Inc. is a community bank holding company with ten individually managed community bank subsidiaries operating in Kentucky, Ohio and West Virginia.
     This news release contains certain forward-looking statements that are included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain risks and uncertainties, including a variety of factors that may cause the actual results of Premier Financial Bancorp, Inc. to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) the management change may not have the effect anticipated; (2) competitive pressures may increase significantly; (3) general economic or business conditions, either nationally or in the states and regions in which the companies do business may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;
(4) legislative or regulatory changes may adversely affect the businesses in which the companies are engaged; and (5) changes may occur in the securities markets.